July 22, 2008

Ms. Louisa Ingargiola
MagneGas Corporation
Post Office Box 1577
Palm Harbor, Florida 34682

Dear Louisa:

It came to our attention today in our discussions with Peter Messineo concerning your response to the recent Securities and Exchange Commission's (SEC) comment letter in connection with your Registration Statement filed on Form S-1 with the SEC that the previously issued audited December 31, 2007 financial statements and the interim financial statements for the period ended March 31, 2008 are incorrect. It appears the disclosure concerning effective control of HyFuels Inc was incorrect, and your father does not effectively control HyFuels, Inc.

Based on this, we are withdrawing our opinion on the December 31, 2007 and March 31, 2008 financial statements of the Company. Please let anyone who is relying upon those financial statements knows of this fact.

In addition, please consult with your SEC counsel on whether or not a Form 8-K needs to be filed with the SEC concerning the pending restatement of the those financial statements.

Should you have any questions on the above, please do not hesitate to contact me directly at my office.

Yours very truly,

/s/ Thomas J. Bellante
Thomas J. Bellante, C.P.A.

TJB/lsl

cc:    Dr. Santilli

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